Exhibit 99.1

Press Release:                                                     Source: KMG America Corporation

KMG America Corporation Welcomes James E. Nelson as Senior Vice President, General Counsel and Secretary

For Immediate Release

Contact:	Sylvia Knight
Ph: 803.416.5956

Minneapolis, MN, April 1, 2005 — KMG America Corporation (NYSE:KMA) is pleased to announce the appointment of James E. Nelson as Senior Vice President, General Counsel and Secretary.

Kenneth Kuk, President and CEO of  KMG America commenting on Mr. Nelson’s decision to join the senior management team stated, “I have had the good fortune of working with Jim in the past.  His background includes extensive experience in the insurance industry as well as public company legal and compliance exposure. Jim is an excellent addition to our team and a perfect fit for KMG America.”

Mr. Nelson, in accepting his position stated, “I am excited by the challenge to help build a company that will have such a unique value proposition. There is not another company that I am aware of that will offer a comprehensive suite of voluntary and group products in one package.”

In this role, Mr. Nelson will manage the corporate legal affairs of the company and serve as corporate Secretary.  Mr. Nelson is a graduate of William Mitchell College of Law and was most recently Vice President of Securities and Investment Law at Thrivent Financial for Lutherans.  Previously, he was head of the Insurance Practice Group in the Law Division of ReliaStar Financial Corp, where he was employed for over 14 years.  His over 18 years of legal experience include practice in the areas of corporate, insurance and securities laws and litigation management.

“I look forward to the contributions I’ll make in helping define the direction the company will move and the paths it will take towards success,” stated Mr. Nelson.

Through its subsidiary, Kanawha Insurance Company, KMG America provides group and voluntary benefits and administrative solutions to employees nationwide.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of our business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in our investment portfolio; financial strength ratings of our insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.